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Transcript of November 12, 2014 FTD Companies, Inc. Third Quarter 2014 Earnings Call:

Operator:

Greetings and welcome to the FTD Companies Third Quarter 2014 Earnings Conference Call and Webcast.  At this time all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero, on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Jandy Tomy, VP of Finance.  Thank you.  You may now begin.

Jandy Tomy:

Thank you. Good afternoon and welcome to the FTD Companies Third Quarter 2014 Earnings Conference Call and Webcast. With me today on the call are Robert Apatoff, President and Chief Executive Officer and Becky Sheehan, Executive Vice President and Chief Financial Officer.

Before we begin, please remember that during the course of this call, Management may make forward-looking statements within the meaning of the Federal Securities Laws that address the Company’s expected future business, financial performance and financial condition. These forward-looking statements involve risks and uncertainties that could cause actual results to be materially different than those expressed in our forward-looking statements.

In addition to the Company’s periodic Current and Annual Reports filed with the Securities and Exchange Commission, please refer to the text in the Company’s press release issued today for a discussion of the risks and uncertainties associated with such forward-looking statements.

Also please note that on today’s call, Management will refer to certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted net income, and free cash flow. The Company believes these non-GAAP financial measures provide useful information for investors. Please refer to today’s press release for definitions and calculations of these of these non-GAAP performance measures, as well as reconciliations of the non-GAAP performance measures for the Company’s GAAP financial results.

Finally, FTD filed a definitive proxy statement with the SEC on November 3, 2014. The proxy statement has been mailed to FTD stockholders to solicit the required approval of FTD stockholders in connection with the planned acquisition of Provide Commerce, which FTD stockholders should review. The proxy contains important information that FTD stockholders should consider as well as information about the participants in the solicitation. FTD stockholders can obtain the proxy statement, as well as other FTD filings without charge at the SEC’s website or from FTD, on our website or by writing FTD’s Corporate Secretary.

Now, I’d like to turn the call over to Robert Apatoff, President and Chief Executive Officer.

Robert S. Apatoff:

Thank you, Jandy. Good afternoon, everyone, and thank you for joining us today. I will provide a brief overview of our third quarter operating results and business highlights, and then our CFO, Becky Sheehan, will review our financial results and outlook for 2014 in more detail. Finally, I will provide a few closing remarks and we’ll open up the call to take your questions.

I’d like to start off with a brief update on the status of our acquisition of Provide Commerce.

We have made substantial progress towards the closing of this transformational acquisition.  During the third quarter, we received the early termination of the Hart-Scott-Rodino Antitrust waiting period and we closed on an amendment to our credit facility to support the financing needs for this deal.  And just last week, we finalized and started mailing the proxy to our shareholders. The shareholder meeting and vote will take place on December 11th, marking one of the last milestones toward our planned closing by January 1st, 2015.

We remain very excited about this strategic acquisition as it will further our vision to be the world’s leading and most trusted floral and gifting company.  I will discuss the acquisition in more detail later in my remarks.

In the third quarter, we remained focused on managing the controllable aspects of our business and making progress on our strategic initiatives.  I’m pleased to say that we generated a solid increase in consolidated revenues with positive contributions from each of our three businesses.  In the quarter, we were particularly pleased with the improvements we saw in our Consumer Segment, which achieved an average order value, or AOV, of $72.64, the highest quarterly AOV in FTD’s history.  In fact, it was the first time our quarterly AOV has gone over the $70 threshold.

Now, I’d like to focus on our three business segments.

First, our Consumer segment, which I just mentioned, grew revenues 3.6% in the quarter, driven by increases in AOV.  We have now grown AOV in the Consumer segment 12 of the last 15 quarters. Our team continues to execute on multiple initiatives that are focused on managing costs, enhancing the returns on our marketing programs and generating consumer order growth.

Our Florist and International segments also grew revenues in the third quarter. Our Florist segment generated an increase in order related revenues offset in part by lower product revenues.  Importantly, our revenues per member were higher versus the prior year. As those of you who have followed our company over the last year may know, our Florist business leverages a significant order flow from the Consumer business. As we have stated before, approximately two-thirds of the order volume generated by the Consumer segment is filled by our FTD member florists.

Finally, our International business, operating primarily under the Interflora brand, performed very well in the third quarter.  Interflora also captures significant consumer demand and like our US Consumer segment, a majority of the orders we take in the UK are sent to our Interflora member florists for fulfillment.

Overall in the third quarter, we benefited from our stable and consistently profitable business model.

To follow up on what we discussed last quarter, our team remains focused on executing multiple strategic initiatives, to support future growth in revenue and profitability across each of our three business segments.  These initiatives include:

Strategic targeted marketing programs to increase order volume including the expansion of our partnership programs with both new and existing partners; for example, in the US, our Sympathy program has continued to expand, which drove order and AOV growth in the quarter.

Moving to the UK; an example of our initiative to expand our business with non-florist retailers, is our partnership with Ocado, one of the largest online food retailers in the world, which has contributed to revenue growth in the quarter and year to date periods.

Another initiative is to increase media spend to identify, target and attract new customers, to improve the repeat purchase rate of existing customers and increase brand awareness. In the US we have increased our spend in online display advertising programs to drive new customer acquisition.

In the UK, Interflora launched an integrated marketing campaign with the popular, prime-time UK program called Surprise, Surprise, where Interflora is the official flower partner. This marketing effort, which started in September and will run through the end of the year, includes specially produced Interflora on-air segments where consumers were selected to receive flowers through a national online and social media campaign in the UK. The flowers will be delivered by Surprise, Surprise, UK personality Mark Wright, one of the show’s roving reporters. Advertisements will also be seen during other popular programs in the UK, such as Downton Abbey.

Next, we continue to make progress on our marketing and merchandising enhancements to increase average order value, such as the expansion of our successful order upgrade path and to increase cart value through the continued introduction of innovative floral and gifting products for our customers.

In the U.S. we further expanded our Good, Better, Best strategy with the extension of our “Exquisite” selection to the holiday and additional everyday SKU’s. Growth in GBBE, Good, and Better, Best, Exquisite, was a leading contributor, along with our sympathy programs, to the AOV increases we’ve seen this year.

In the UK we made important improvements to the Flying Flowers website.  Also, key new products include Flowers to Wear ,which feature innovative, fashion-forward couture made entirely of flowers, the roll-out of a Lifestyle range featuring items for the home, and the Surprise, Surprise Bouquet, which will further support our sponsorship of the popular program;

Another initiative is our focus on technology enhancements to improve the customer shopping experience and continued improvements in our mobile platform.  Consistent with most retailers, mobile traffic and resulting order generation represent a growing opportunity for us as more purchases shift from online to mobile devices. Currently, mobile and tablet traffic represent approximately one-third of our total traffic online.  As you would expect, mobile has higher growth rates than desktop.  We are encouraged by the response to our initial enhancements to our mobile sites and we will continue to focus on this critical area going forward.

While we clearly have more work to do, in the quarter we believe we have demonstrated solid progress on our strategic growth initiatives.  Looking into 2015, we expect that our acquisition of Provide Commerce will create one of the most compelling floral and gifting brand portfolios in the world.

Together, our combined Company will offer consumers an enhanced shopping experience through an expanded selection of innovative floral and gift products, providing them with greater choice and convenience. The acquisition will also allow us to provide greater support for our member florists by expanding resources to create new targeted programs and services.

Now, as we get closer to completing the Provide acquisition, we thought it was important for us to add an experienced executive to our team to help lead our integration and synergy efforts. We are pleased to welcome Holger Mueller as FTD’s Executive Vice President of Business Integration, who officially joined us in September. Most recently, he was the Executive Vice President of Business Transformation for L Brands, or The Limited Companies, a $10 billion retailer of apparel, lingerie, beauty and home products, where he led enterprise wide strategic initiatives.  Holger’s joining our Senior Team underscores our commitment to a successful integration and to realizing the cost and revenue synergies from the acquisition.  We continue to believe this acquisition will advance FTD’s business strategy by uniting two dynamic and highly complementary businesses, generating material cost synergies and creating a team with best-in-class operating strategies.

In summary, we believe both FTD and Provide Commerce share a common mission and vision focused on our customers.  Together, we will create an outstanding floral and gifting experience to inspire, support and delight our customers during all of life’s most important moments.

With that overview, I’d like to turn the call over to our CFO, Becky Sheehan.

Becky A. Sheehan:

Thanks, Rob, and thank you, everyone for joining us on the call today.  As Rob mentioned, I’ll provide further detail on our third quarter 2014 financial results and review our full year outlook for 2014.

Now on to our third quarter 2014 results.  Consolidated revenues increased 5.5% to $125.1 million versus $118.5 million in the third quarter last year.  Excluding the impact of changes in the British Pound to the US Dollar, consolidated revenues grew 3.3%.  Adjusted net income increased $2.1 million to $11.2 million compared to $9.1 million in the third quarter of 2013.  This increase includes a $2.8 million tax benefit received this quarter from the reversal of a valuation allowance on deferred tax assets, as we now believe that such tax assets are realizable.  The third quarter of 2013 included a $1.4 million tax benefit resulting from a reduction in the UK statutory tax rate.

Adjusted EBITDA for the third quarter of 2014 was $15.5 million, or 12.4% of consolidated revenues, compared to $15 million, or 12.7% of consolidated revenues, in the third quarter of 2013.  Excluding the impact of changes in the British Pound to the U.S. Dollar, Adjusted EBITDA grew 1.5% year-over-year. Adjusted EBITDA this year was negatively impacted by an increase of $1 million in legal costs in the International segment.

As Jandy mentioned earlier, please review our press release issued today for a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures, as well as related definitions and calculations, including those for Adjusted EBITDA, adjusted net income and free cash flow.

I will now review our segment performance.  Consumer segment revenues for the third quarter of 2014 increased 3.6% to $54.7 million compared to $52.8 million in the third quarter last year. This was due to a 3.9% or $2.75 increase in average order value to a record high of $72.64; this was partially offset by a slight decline in consumer order volume. Consumer segment operating income was $5.1 million, compared to $5.4 million in the third quarter of 2013.  Operating income declined primarily due to higher marketing costs in the current year period.

Florist segment revenues for the third quarter of 2014 increased slightly to $36.2 million compared to $36.1 million in the third quarter of 2013.  Services revenues increased $0.6 million primarily due to an increase in order-related revenues, which was partially offset by a decline in product revenues.  Florist segment operating income increased 5.6% to $10.7 million for the third quarter compared to $10.1 million in the third quarter last year.  Average revenues per member increased 7.9% to $2,858 compared to $2,649 in the third quarter of 2013.

International segment revenues increased 6.1% on a constant currency basis and 14.1% on a reported basis to $37.4 million compared to $32.8 million in the third quarter of 2013.  International segment consumer orders for the third quarter of 2014 increased 2% to 0.5 million orders, and average order value was $56.24, representing growth of 2.9% in constant currency.  International segment operating income decreased slightly on a constant currency basis, and grew 7.3% on a reported basis, to $3.8 million from $3.5 million in the third quarter last year.

In connection with our long standing litigation with Marks & Spencer related to their trademark infringement on the Interflora mark, we incurred an increase in legal costs in the current quarter of $1 million, which negatively impacted segment operating income.

Now focusing on our balance sheet and cash flow.  Our free cash flow for the nine-month period ended September 30th, 2014 was $21.1 million, compared to $13.6 million in the prior year. Cash flows from operating activities for the nine-month period ended September 30th, 2014 increased $10.5 million to $25.1 million and cash and cash equivalents were $62.8 million, compared to $48.2 million as of December 31st, 2013. Debt outstanding at September 30th, 2014 was $220 million, unchanged since year-end.

In connection with our acquisition of Provide Commerce, we entered into an amended credit facility on September 19, 2014.  This amendment provides us with a term loan of $200 million, which exceeds the approximately $120 million needed to fund the cash portion of the acquisition of Provide Commerce.  In September, the proceeds of the term loan were used to repay a portion of our outstanding revolving loans.  At September 30th, 2014 the capacity on our revolver was $329 million.  The interest rate under our credit facility was 2% at the end of the quarter.

Now turning to our annual outlook for 2014.  Our guidance takes into account incremental legal costs in our International Segment, which negatively impacts our 2014 Adjusted EBITDA, both in the third quarter actual results, as well as in the fourth quarter anticipated results.  Our outlook includes consolidated revenues of $637 million to $645 million, net income of $20.3 million to $23.7 million, adjusted net income of $45.3 million to $47.3 million, Adjusted EBITDA of $81 million to $84 million and capital expenditures of approximately $9 million. Please be mindful that our guidance does not include the impact of the planned acquisition of Provide Commerce, but does reflect an estimated $12 to 14 million of transaction-related costs.

That concludes our financial overview.  I will now turn the call back to Rob for a few closing remarks.

Robert S. Apatoff:

Thanks, Becky. At FTD, we will continue to find ways to support our leading brands through innovative product and service offerings and best-in-class partnerships, all created with our customers in mind.

In support of our continued focus on our customers, we are pleased to report two recent accomplishments; the achievement of the Stella Service rating of Excellence; Stella Service measures and rates customer service performance of online businesses.  Additionally, we are excited to have received the 2014 Women’s Choice award, naming FTD America’s most recommended flower delivery service.  We are proud of both of these important customer service recognitions.

In conclusion, we believe our strong balance sheet and our unique business model will enable us to continue to generate consistent cash flows and will provide us with financial flexibility to fuel our future growth. Going forward, our Management team will be focused on our efforts to move toward closing our acquisition of Provide Commerce.  We remain intently focused on managing the controllable aspects of our business as we pursue growth opportunities to deliver strong financial performance and enhance shareholder value over the long-term.

That concludes our prepared remarks.  We are now available for your questions.  Operator.

Operator:

Thank you.  We will now be conducting a question-and-answer session. If you’d like to ask a questions, please press star, one on your telephone keypad, a confirmation tone will indicate your line is in the question queue.  You can press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment please while we poll for questions.

Thank you. Our first question comes from the line of Linda Bolton Weiser with B Riley.  Please proceed with your question.

Linda Bolton Weiser:

Hi. It was nice to see an improvement in sales performance in the consumer segment, and I think if I remember you mentioned that there was maybe some higher marketing or advertising costs, or something. Can you just comment on some of the specific reasons for the improvement in growth, and also related to that how the competitive environment is.  Did you find a lessening, or just as much intensity as in the past?  Thanks a lot.

Robert S. Apatoff:

Thanks, Linda.  Yes, we can kind of go back to what we discussed last quarter on the earnings call where we had several marketing initiatives that we put into play. Some of them are working, we’re very pleased with the progress, others, obviously, we believe still need more work. But things we talked about in partner marketing, some of the additional brand spend we started putting in, we’re pleased at how that is progressing. We started doing display advertising in a larger way, so, some of the initiatives we talked about in the last call, we put into place, and obviously we have, on all six programs we discussed, we have outlined programs for growth, and some are obviously getting more traction than others.  We’re excited about what we’ve done so far to progress it and as far as competition goes, it’s still out there, and it’s still very intense. But I think we are managing that well.

Becky A. Sheehan:

And Linda, just to add one more color commentary to what Rob said.  This quarter in Q3 our consumer business revenue growth is really being driven by average order value increases.  So we’ve seen nice improvement with respect to customers continuing to select the upgrade pass, Good, Better, Best, and Exquisite, for example.  Growth in our sympathy programs have helped with AOV lift.  And we’re continuing to make certainly some progress with respect to add-ons, and other kind of bundles that we offer to consumers. So those are clearly showing some improvement this quarter with the lift we’ve seen.

Linda Bolton Weiser:

Great.  And then, you know, in addition to your good earnings performance, I notice that your cash flow is, in the quarter, in both nine months, were stronger than I had expected, and it looks like you lowered your cap ex guidance from slightly to 10 to 9 million. So—and fourth quarter, I believe is your largest cash flow generating quarter.  So, can we still expect, you know, nice increase in cash flow in the fourth quarter, or is there something that’s going to reverse in there?  And also, the reduction in cap ex, is that something that’s delayed spending into 2015, or is that just greater efficiency in terms of spending in your plans?  Thanks.

Becky A. Sheehan:

Yes, sure, I’ll take them in reverse order, I’ll try to make sure I capture all of them.  I would say that the reduction in our cap ex estimate for the year is just efficiency.  As we go through the years, certainly we do a lot of planning through our divisions looking at what the capital needs are in the business.  And we continue to scrub those, I’ll say, and make sure that they’re the right spend that we believe will have the right return.  So that’s just efficiency, it’s not necessarily delay in any way and then, as it relates to cash flow in the improvement there, you’re right, there is some improved cash flow.  I will also point out that this quarter, we had a tax benefit that’s certainly helping us from a net income perspective, which exceeds the tax benefit that we had recorded last year.  And, when you do look at cash flow, though, there are improvements year over year, really driven by management of working capital, and also a shift in timing of some tax payments from last year when we were part of United Online. Does that cover your questions?  I’m hoping.

Linda Bolton Weiser:

Yes, yes.  I’m just, you know, trying to just kind of make sure that you’re not going to have some kind of reversal in the fourth quarter that it’ll still be kind of at least flat to up year-over-year in terms of operating cash flow.

Becky A. Sheehan:

So what I will say is we don’t—we obviously haven’t given cash flow guidance.  But the things that have happened in Q3 aren’t timing, meaning taking away from what would be normal operating activity in Q4.

Linda Bolton Weiser:

Thanks, yes, that answers my question. And then, just in terms of your guidance, I’m just curious, just technically with the numbers, the increase in the adjusted net income guidance, and yet the Adjusted EBITDA guidance is relatively unchanged. Is that just a difference in D&A, or tax rate protection for the year that made the difference between the two guidance ranges or?

Becky A. Sheehan:

Mostly tax, Linda, that’s exactly right.

Linda Bolton Weiser:

Okay. Got you.  Okay, I’m good for now, thank you very much.

Becky a. Sheehan:

Thank you, Linda.

Robert S. Apatoff:

Thank you Linda.

Operator:

Thank you, our next question comes from the line of Jim Chartier with Monness Crespi Hardt.  Please proceed with your question.

Jim Chartier:

Hi, thanks for taking my questions. The first question, just following from the last question.  Can you tell us to get to the adjusted net income number, what tax rate is in there, and what is the Adjusted EBIT to get to that number?

Becky A. Sheehan:

Sure.  Let me try. There’s a lot of extra complexity, I would say with tax, being driven by a couple of items this year, and also last year, for that matter. So this year, we do have some transaction expenses, as you’ve seen, a portion of which will be deductible, and a portion of which are not.  We also have the reversal of a valuation allowance in the third quarter of this year on some deferred tax assets, which provides a benefit this quarter. Last year, in the third quarter, interestingly enough, the UK statutory rate change, so we had a credit in the prior year, as well. On a full-year basis, our expected tax rate, excluding that discreet item, so the reversal of the valuation allowance, is kind of in the 41, 42% range, just like we had disclosed last quarter. When you strip out those unusual items in the one-time items, if you will, the effective tax rate would be something closer to 35%.

Jim Chartier:

Okay. It seems like in this quarter, third quarter to get to the adjusted net income number of $11 million, that the tax rate would have—taxes would have to be something close to zero, or—is that right?

Becky A. Sheehan:

I don’t think so because the adjusted net income for the nine months obviously is 36.4 million, and then that, compared to the guidance range—obviously we’re doing slightly different math, Jim, I’m sorry. I don’t know.

Jim Chartier:

We can do this off-line.  Maybe that’s easier.  And just on the guidance, you know, currency, clearly, you know, went against you since the last quarter.  So how much of the reduction in revenue guidance for the year is related to currency?  And then maybe any other factors that impacted the revenue outlook?

Becky A. Sheehan:

Yes, sure. The revenue outlook, certainly currency was a nice benefit from a reporting perspective through the first part of the year, I’ll say.  And currency has certainly leveled out to where it isn’t quite that benefit.  Certainly wasn’t in Q 3, and won’t be as we look forward to Q4, based on where the Pound is currently trading. There is some decline with respect to our outlook for the full year related to currency.  I’d put that at, you know, maybe a million dollars, or something close to that. The rest of it is, you know, we’re nine months through the year having three quarters behind us, as we look, and provide the guidance. Even with the guidance that we’ve left in place, we’re talking about 1 to 5% top line growth for Q4, which we think is a prudent range to have out there.

Jim Chartier:

Okay and it sounds like some of the marketing in the UK, it’s kind of started to take hold, in September, is that correct and if so, should you get a more material benefit from that marketing spend in fourth quarter?

Robert S. Apatoff:

I would say so, the stuff in September was more the online and kind of the prep work in advance of the on-air, or media campaign.  This is a little bit new uncharted water. I think it was important that we kind of went for a kind of integrated marketing approach over there.  It’s a little bit clearer runway as far as the airwaves with competing flower companies, and I think we’re going to be very pleased with how the campaign’s going to go over in the UK

Jim Chartier:

Great and on the six initiatives that you laid out for us, are those revenue drivers that you think, kind of extend into 2015, or these ongoing initiatives that provide revenue growth for the next couple of years?  How should we think about those?

Robert S. Apatoff:

We see this as ongoing.  Some of them are fixing our core pieces of the business, or enhancing core pieces of the business.  We talked about technology, and segmentation, those are things that have long-term tentacles, and actually just making a stronger go-forward best.

Jim Chartier:

Okay and then on share repurchases, are you guys restricted from purchasing stock until the acquisition is completed or is there anything preventing you from doing so?

Becky A. Sheehan:

I wouldn’t say that we have any restrictions on our ability to buy back shares at the current time.  Obviously we want to be mindful of the fact that we haven’t yet closed on an acquisition, which we will be issuing shares as part of that transaction. But there aren’t any formal restrictions around our ability to buy back shares?

Jim Chartier:

Okay and then on the legal costs in third quarter to fourth quarter, are they short-term in nature? Or is this an elevated level of legal expense that we should expect going forward?

Robert S. Apatoff:

Hopefully they’re short-term in nature. I don’t see this as an ongoing—this is relating to a case that we are in the middle of, it’s been long-term ongoing case with the Interflora brand in the UK where we’re—where we are—had taken Marks and Spencer to court, because we believe they’re infringing our trademarks.  We fell very strongly in this and as you know, we had won the initial trial, and there was a—these were costs that were— that we had discussed, I think earlier in which we said there was going to be a potential —it was going to be remanded back for re-trial from the upper courts, there are a lot complexities in this case, but we see this as a one-time, hopefully this will not be ongoing.

Becky A. Sheehan:

The only thing I will say is with respect to this one case, the re-trial date hasn’t yet been set.  So certainly if we have more visibility, and we think that there’s something that will be material to our outlook in the future, we’ll be sure to highlight that, as well

Jim Chartier:

Okay.  Should the expense in third quarter/fourth quarter—is that related to kind of preparation, lawyer fees in anticipation of the trial and then once the trial’s over, ideally then those expenses go away?

Becky A. Sheehan:

Yes. So Q3 included costs associated with the appeal process and it also included an element where we needed to reimburse Marks and Spencer for monies that they had actually given us last year to cover our legal expenses when we won the original trial. And, unfortunately, because the appeal court ruled that there needs to be a re-trial, we also needed to give the monies back to Marks and Spencer and start over essentially.

So that’s a cost in the Q3.  There will be some costs for preparation for the next stage in the litigation that will come in Q4

Jim Chartier:

Okay. Thank you, and best of luck.

Becky A. Sheehan:

Thank you.

Robert S. Apatoff:

Thanks, Jim.

Operator:

Thank you and again, as a reminder, if you would like to ask a question, please press star, one on your telephone keypad, a confirmation tone will indicate your line is in the question queue. Press star, two if you would like to remove your question from the queue. If you are using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our next question is from the line of Ned Davis with William Smith and Company. Please proceed with your question.

Ned Davis:

Hello, thank you. I want to understand a little bit better, the average order now over $70 in the quarter, obviously there are a lot of competitive price pressure points in the industry from other marketing channels, including the one you’re acquiring.  And I’m wondering how you see this average order price shaping up over the next year considering the change in the Company’s status once the acquisition closes?  And what’s the tradeoff between the average price and the volume growth outside of the UK?

Robert S. Apatoff:

That’s a great question and first of all, we have, you know, I think when we look at raising the average order, our value as we have in 12 to last 15 quarters, it isn’t just raising prices, it’s giving the customer, I think, options that the customer chooses.  As you look at Good, Better, Best, Exquisite. The customer is opting almost 60% of the time to upgrade, to a—and get more flowers and pay more to us. So, it is- it isn’t just a matter of raising prices, providing value, and customer choices, vases, upgrades that they can go and then pay us more money. Obviously our increase is in the sympathy business, those are occasionally higher average orders as well.  So I think that is not, you know, I think we’ve shown consistency in offering the consumers more which they’ll pay up for. As far as going forward, it’s a little bit too early to tell.  As we know more about the Provide business, and going forward, we’ll update you accordingly.

Ned Davis:

If I can roughly translate this. Your guidance is calling for 1 to 5% growth in Q4. Presuming that the strong trend in the UK., even adjusting for currency change is going to continue, that would suggest almost no growth in the US in the fourth quarter in dollar revenues, if I’m reading that guidance right.  And yet, you know, you’re seeing this strength in the average order and I guess I’m a little bit mystified why—I guess there’s just not a lot of elasticity of demand against price in the business. Is that what we’re saying?

Becky Sheehan:

I actually don’t think that’s what we’re saying, Ned.  I appreciate the analysis that you’ve just done.  As you know, we don’t give segment guidance, we’re only giving consolidated guidance, so I’m not going to be able to comment on specifically what we’ve expected by divisions for the fourth quarter. Having said that, we do think that the programs that Rob outlined a few minutes ago, some of which have gained some traction already, some of which we have much more work to do, but we do expect that they will gain traction, should contribute to revenue growth going forward. You know, and that’s how we’re going to play it out.  The market is tough in Q4, as you know. Christmas holiday in particular is a very broad competitive holiday period.  We compete across the broader gifting industry, that’s been that way for many, many years, and that’s the case in the US, and in the UK., quite frankly.

Ned Davis:

Does the average order usually drop in Q4 compared to the other three quarters of the year?  I don’t remember seeing the detailed data for that last year.

Becky Sheehan:

I think that if you looked at our Q4 historically, average order values would be lower than they might have been like in a Q1 period, for example. So it depends. It really depends on the gift mix that’s also in the equation. If I go back to last year, I do think that our average order value in Q4 of 2013, for example, was lower than it had been in Q1. But higher than what we had seen in Q2 and interestingly enough, last year, just like this year, we saw a peak in the third quarter.  So it’s just around new programs that we launch, and the success of those programs that helps drive that average order value.

Ned Davis:

Okay. Just one last thing, then, switching back over to the UK, and Ireland, I know you know you don’t want to give specific guidance about that particular area. But, it’s a very impressive performance given the overall economic environment over there. I’m wondering if you can kind of update us on how the competitive landscape is shaping up in those markets?  Maybe compare it to what’s going on in the US with regard to more aggressive pricing, more aggressive strategies by other online players, that type of thing, just be interested in any color you could give us on that?

Robert S. Apatoff:

Well, I think I would say it’s a little more aggressive in certain aspects in the US and UK, we have a little bit more.  I wouldn’t say a clear runway, obviously, we have very, very tough competitors over there, a lot of them are mass merchants in grocery, where they truly do compete with the Interflora brand over there.  But I think we have a very clear strategy over there, I think some of the marketing, and they’re a little bit further ahead in certain areas that we are able to gain more quickly over there. So I think it’s been a good clear strategy. The acquisitions we made over there, about two years ago, have been panning out the way we’d hoped, and I think it’s just the strategy is working

Ned Davis:

All right. Thank you very much.

Becky A. Sheehan:

Thank you, Ned.

Robert S. Apatoff:

Thank you Ned.

Operator:

Thank you. We have no further questions at this time. I’ll turn the floor back over to Mr. Apatoff for closing remarks.

Robert S. Apatoff:

Thank you very much.  Thanks all of you for joining us this afternoon and we truly appreciate your interest in FTD, have a great night.

Operator:

Thank you, this concludes today’s teleconference, you may disconnect your lines at this time, and thank you for your participation.

This transcript is provided by a third-party transcription service and may not be 100 percent accurate and may contain misspellings and other inaccuracies.

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